Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated January 25, 2023 relating to the consolidated financial statements of Health Sciences Acquisitions Corporation 2, appearing in the entity’s Annual Report on Form 10-K for the years ended December 31, 2022 and 2021.

/s/ WithumSmith+Brown, PC

New York, New York
April 3, 2023